UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549
                         _______________

                           FORM 8-K/A

                         CURRENT REPORT
             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                        February 2, 2005
                (Date of earliest event reported)

                        INTEL CORPORATION
       (Exact Name of Registrant as Specified in Charter)

      Delaware                0-06217              94-1672743
     (State of           (Commission File        (IRS Employer
   Incorporation)             Number)            Identification
                                                    Number)

 2200 Mission College Blvd., Santa Clara, CA       95052-8119
  (Address of Principal Executive Offices)         (Zip Code)

                         (408) 765-8080
      (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item         Departure   of  Directors  or  Principal   Officers;
5.02         Election  of  Directors;  Appointment  of  Principal
             Officers

               Intel  Corporation (the "Company") is filing  this
             amendment to its Current Report on Form 8-K filed on November 15, 2004 to provide additional information that was not determined or available at the time the original report was filed. The November 15, 2004 Form 8-K reported, among other things, that on November 10, 2004, the Company's Board of Directors elected Paul S. Otellini as President and Chief Executive Officer of the Company and Dr. Craig R. Barrett as Chairman of the Board of the Company, effective as of the Company's annual meeting of stockholders in May 2005. On February 2, 2005, the Compensation Committee of the Board of Directors of the Company approved the salary and other compensation arrangements of Mr. Otellini and Dr. Barrett, as described below.

               Mr.  Otellini's employment with the Company is  on
             an at-will basis. The Compensation Committee set his base salary for 2005 at $550,000 per year, effective as of January 1. Effective June 1, following his promotion to Chief Executive Officer, his base salary will increase to $650,000 per year. In addition to base salary, Mr. Otellini is eligible for performance incentive compensation under the Company's Executive Officer Incentive Plan ("EOIP"). As described more fully in the Company's 2004 Proxy Statement, awards under the EOIP are determined by multiplying the officer's individual incentive target by Intel's earnings per share for the year (as adjusted by the Compensation Committee of the Board of Directors) and by a performance factor established by the Compensation Committee. Individual awards under the EOIP are capped at $5,000,000 and the Compensation Committee has the discretion to reduce (but not increase) the award. Mr. Otellini's individual incentive target for 2005 under the EOIP is currently set at $600,000. Effective June 1, his target will increase to $750,000. Mr. Otellini's actual payout under the EOIP, which will be based on the
             Company's fiscal 2005 results, will not be determined until early 2006 and will comprise the prorated payouts for each target.

                Mr.   Otellini  received  a  long-term  executive
             performance stock option grant for 400,000 shares on February 2, 2005. This grant vests in 25% annual increments beginning four years from the
             date   of   grant.   Mr.  Otellini  will   also   be
             recommended for a stock option grant covering 500,000 shares in April in connection with the Company's annual stock option grant program. Annual stock option grants vest in 25% annual increments beginning one year from the date of grant.

               Dr.  Barrett's employment with the Company is also
             on an at-will basis. The Compensation Committee set his base salary for 2005 at $610,000. Dr.
             Barrett also participates in the EOIP. His individual incentive target for 2005 under EOIP has been set at $700,000. As with Mr. Otellini, his actual payout under the EOIP will be determined in early 2006 based on the Company's performance for 2005. Dr. Barrett will also be recommended for a stock option grant covering 250,000 shares in April in connection with the Company's annual stock option grant program. As noted above, annual stock option grants vest in 25% annual increments beginning one year from the date of grant.

               Both Mr. Otellini and Dr. Barrett also participate
             in the Company's semiannual cash award program in which they will receive 0.55 day of pay (calculated based on eligible earnings for the six-month period, including one-half of incentive targets as applicable) for every two percentage points of corporate pretax margin (pretax profit as a percentage of revenue), or a total payment based on 4% of net income, whichever is greater. Payouts under this program are made in the first and third quarters of the year based on corporate performance for the previous two quarters. The program also provides an extra day of pay if the Company achieves its customer satisfaction goals for the performance period.

               In addition, both Mr. Otellini and Dr. Barrett are
             eligible to receive Company contributions to their accounts in the Company's tax-qualified and non-qualified capital accumulation/retirement plans. Company contributions to these plans are discretionary and may vary with the Company's financial performance, particularly revenue and income. Since the amount of the Company contribution to the tax-qualified plan is limited by U.S. tax law, the excess, if any, is allocated to the individual's account in the non-qualified plan. The amount of the 2005 Company contribution to these plans will be determined in early 2006 based on the Company's performance for fiscal 2005.

                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                 INTEL CORPORATION
                                 (Registrant)


                                 By:  /s/Cary I. Klafter
                                      Cary I. Klafter
Date:  February 7, 2005               Secretary